Exhibit 99.1

Press Release
October 18, 2016
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Announces Share Repurchase Program

FORT WAYNE, INDIANA, October 18, 2016 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) announced today that its Board of Directors has authorized a share repurchase program of up to $450 million of the company’s common stock. The authorization is effective immediately. The Board of Directors canceled the previously authorized program.

“This authorization demonstrates the Board’s and management’s confidence in our ability to generate strong free cash flow, even in challenging market environments such as 2015,” said Mark D. Millett, President and Chief Executive Officer. “We remain committed to delivering value to our shareholders by first focusing on profitable organic and strategic growth opportunities.  In addition to the value creation derived from our strategic growth, we are pleased that due to our strong balance sheet and continued free cash flow generation, we are also able to simultaneously return value to our shareholders through the use of this program to complement our regular quarterly cash dividend.”

Under the company’s share repurchase program, purchases take place as and when determined by the company in open market or private transactions, including transactions that may be effected pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Pursuant to this program, purchases of shares of the company’s common stock are made based upon the market price of the company’s common stock, the nature of other investment opportunities or growth projects presented to the company, the company’s cash flows from operations, and general economic conditions. The share repurchase program does not require the company to acquire any specific number of shares and may be modified, suspended, extended or terminated by the company at any time without prior notice.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States and in Mexico.  Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck.  In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ future business, product developments and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Tricia Meyers, Investor Relations Manager — +1.260.969.3500